FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Completes First Day of Trading
on NASDAQ Amid Heavy Volume

New York, New York, April 7, 2014 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) successfully completed its first day of trading with strong demand for its shares of common stock on the NASDAQ Global Select Market (“NASDAQ”). Trading of ARC Healthcare’s common stock officially commenced this morning under the ticker symbol “HCT.” After reaching a session high of $10.70, the stock closed the day up 5.5% from the opening trade of $10.50 per share, with approximately 1.6 million shares traded in heavy volume.

Executive Chairman Nicholas S. Schorsch appeared on both CNBC “Squawk on the Street” and Fox Business “After the Bell” to discuss ARC Healthcare’s listing and its diversified portfolio of medical office, senior assisted living and acute and post-acute care facilities.

As previously announced, in conjunction with the listing of its shares of common stock on NASDAQ today, ARC Healthcare has commenced a concurrent tender offer to purchase up to 13,636,364 shares of its common stock at a price equal to $11.00 per share (net to the seller in cash, less any applicable withholding taxes and without interest) or up to $150 million worth of common stock. ARC Healthcare intends to fund the tender offer with cash on hand and funds available under ARC Healthcare’s unsecured revolving credit facility.

The tender offer will expire at 12:00 midnight, Eastern Time, on May 2, 2014, unless extended or withdrawn. To tender shares, stockholders must follow the procedures described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the tender offer filed with the Securities and Exchange Commission (the “SEC”).

ARC Healthcare has aggregated a portfolio of 141 high-quality healthcare real estate assets focused primarily on medical office buildings and private pay senior housing communities, as well as real estate properties across the healthcare spectrum, including hospitals, post-acute care facilities and other properties. The portfolio has a weighted average remaining lease term of 10.7 years and is well diversified geographically.

About ARC Healthcare

ARC Healthcare is a Maryland corporation that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of ARC Healthcare. The full details of the tender offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, the Letter of Transmittal and related materials, which ARC Healthcare will be distributing stockholders shortly and filing with the SEC. Stockholders are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials when they are available because they contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the Offer to Purchase, the Letter of Transmittal and other related materials filed by ARC Healthcare with the SEC at the SEC’s website at www.sec.gov or by contacting American National Stock Transfer, LLC, the information agent for the tender offer, at (877) 373-2522 (toll-free).

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of ARC Healthcare’s Annual Report on Form 10-K filed on February 26, 2014. Further, forward-looking statements speak only as of the date they are made, and ARC Healthcare undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Anthony J. DeFazio	Ed Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
Ph: (484) 342-3600	Ph: (212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: (917) 475-2135